UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
March 24, 2006
INTER-TEL, INCORPORATED
(Exact Name of Registrant as specified in charter)
Commission File Number 0-10211

Arizona (State or other jurisdiction of incorporation)	86-0220994 I.R.S. Employer Identification Number

1615 S. 52nd Street
Tempe, Arizona (Address of principal executive offices)	85281 (Zip Code)
Registrant’s telephone number, including area code: (480) 449-8900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     In February 2006, the Board of Directors (“Board”) of Inter-Tel, Incorporated (the “Company”) authorized the Company to prepare new indemnification agreements for its directors and selected executive officers. From March 24, 2006 through March 29, 2006, the Company entered into such agreements with certain of the Company’s executive officers and each member of the Board in the form attached hereto as Exhibit 10.1 (the “Indemnity Agreement”).
     The Indemnity Agreement provides, among other things, that, subject to the procedures set forth in the Indemnity Agreement: (i) the Company will indemnify the Indemnitee (as defined in the Indemnity Agreement) in the event Indemnitee was, is or becomes a party to a proceeding by reason of Indemnitee being or formerly being a director or officer of the Company; (ii) if requested by Indemnitee, and subject to certain exceptions, the Company will advance expenses to the Indemnitee; (iii) the rights of the Indemnitee under the Indemnity Agreement are in addition to any other rights the Indemnitee may have under the Company’s charter or bylaws or Arizona law or otherwise; and (iv) the Company may maintain an insurance policy or policies providing directors’ and officers’ liability insurance which would indemnify Indemnitee or advance expenses to Indemnitee whether or not such indemnity or advancement of expenses is of the type provided by the Indemnity Agreement.
     The foregoing summary of the Indemnity Agreement is qualified in its entirety by reference to the full text of the Indemnity Agreement attached as Exhibit 10.1 hereto and incorporated by reference herein.
Item 5.02. (d) Election of Directors without Shareholder Vote.
     As previous reported by the Company in its current report on Form 8-K filed February 21, 2006, Messrs. Robert Rodin and Steven E. Karol were elected to the Board effective March 1, 2006. At a meeting of the Board held March 29, 2006, the Board appointed Mr. Rodin to the Compensation Committee and Mr. Karol to the Corporate Governance and Nominating Committee.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On March 29, 2006, the Board of Directors of the Company adopted an amendment to the Amended and Restated Bylaws of the Company which added to the Company’s existing Bylaws two provisions, (i) one requiring shareholders bringing business before an annual meeting of the Company’s shareholders to provide the Company with advance notice of such business and (ii) one requiring shareholders nominating directors for election at an annual meeting of the Company’s shareholders to provide the Company with advance notice of such nominations. The provisions have been included in the Company’s Amended and Restated Bylaws as Sections 2.12 and 2.13, respectively.
     Section 2.12 provides that, in order to be properly brought before an annual meeting, any business must be (i) specified in the notice of meeting given by the Company, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a shareholder as set forth in the Bylaws. In order for a shareholder to timely bring business before such an annual meeting, such shareholder must provide notice to the Company not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting or, if an annual meeting is called for a date not within thirty (30) days before or after such anniversary date, not later than the tenth (10th) day following the day on which such notice of the date of the meeting was announced. New Section 2.12 also provides that in the event it becomes effective less than one hundred (100) days prior to the anniversary date of the immediately preceding annual meeting of shareholders, notice by the shareholder would also be timely if received not later than the close of business on the tenth (10th) day following the day on which new Section 2.12 became effective. Section 2.12 also prescribes the proper form and content of such a notice, among other things.
     Section 2.13 provides that, in order for director nominations to be properly made for and voted upon at an annual meeting of Company shareholders, such nominations must be (i) specified in the notice of meeting given by the Company, (ii) made by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a shareholder as set forth in the Bylaws. In order for a shareholder to timely make nominations of directors to be voted upon at an annual meeting of the Company’s shareholders, such shareholder must provide notice of such nominations to the Company not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting or, if an annual meeting is called for a date not within thirty (30) days before or after such anniversary date, not later than the tenth (10th) day following the day on which such notice of the date of the meeting was announced. New Section 2.13 also provides that in the event it becomes effective less than one hundred (100) days prior to the anniversary date of the immediately preceding annual meeting of shareholders, notice by the shareholder would also be timely if received not later than the close of business on the tenth (10th) day following the day on which new Section 2.13 became effective. Section 2.13 also prescribes the proper form and content of such a notice, among other things and specifies that such a notice shall in each case include a written consent of the nominee to such nomination.
     The description of the Bylaws herein has been simplified in some regards and is qualified in its entirety by reference to the Bylaws attached hereto as Exhibit 3.1.
Item 8.01. Other Events.
     The Company hereby gives notice that its annual meeting of shareholders is scheduled to take place on May 31, 2006.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
The following Exhibits are filed as part of this report:

Exhibit
Number
Exhibit 3.1	Amended and Restated Bylaws of Inter-Tel, Incorporated.
Exhibit 10.1	Form of Indemnity Agreement
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTER-TEL, INCORPORATED

Dated: March 30, 2006	By: Name:	/s/ Norman Stout Norman Stout
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number
Exhibit 3.1	Amended and Restated Bylaws of Inter-Tel, Incorporated.
Exhibit 10.1	Form of Indemnity Agreement